Exhibit 99.1

Unitymedia KabelBW Reports Selected Q3 2014 Results

Compelling Entertainment Products Combined with Superior Broadband Driving Demand in Q3 2014
Broadband Top Speed Increased to 200Mbps Across Footprint

Cologne, Germany - November 6, 2014: Unitymedia KabelBW GmbH (“Unitymedia KabelBW”(1)), the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse (collectively, the “Unitymedia” footprint) and Baden-Württemberg (the “KabelBW” footprint), today provides selected, preliminary unaudited operating and financial information for the three (“Q3”) and nine months (“YTD”) ended September 30, 2014, as compared to the results for the same periods last year (unless noted).

Operating Performance and Highlights:*

•	Continued execution with over 120,000 RGU(2) additions in the quarter despite video price increases

◦	Total RGU base crossing 12 million mark to reach 12.1 million at Q3

•	Summer campaign drove performance across all product segments

◦	Promotional campaign drove better sales mix within double- and triple-play additions

◦	Combined Q3 internet and telephony RGU growth of 140,000 was 16,000 higher sequentially

◦	Successfully executed September video price increase without material change in churn

•	Single-dwelling unit ("SDU") video price increase expanded to KabelBW footprint on November 1; pricing level realigned throughout combined footprint

•	Continued momentum with our next-generation Horizon TV video platform in the Unitymedia footprint

◦	Grew Horizon TV subscriber base by 39,000 in Q3, a 15% increase over Q2 additions

◦	Rolled-out Horizon TV and related triple-play bundles in KabelBW footprint on November 3

•	Increased the top speed in our acquisition portfolio to 200 Mbps, twice as fast as the incumbent´s fixed-line vectoring speed plans

Summary Financial Results:*

•	Revenue increased 5% to €510 million in Q3 and 6% to €1,522 million YTD

•	Monthly ARPU(3) per customer grew 6% to €21.62 in Q3

•	Adjusted EBITDA(4) increased 8% in Q3 to €319 million and 11% to €947 million YTD

•	Net loss increased year-over-year to €35 million in Q3 and decreased to €86 million YTD

•	Property, equipment and intangible asset additions(5) declined 890 and 170 basis points to 23% and 24% of revenue for Q3 and YTD, respectively
_________________

*	For definitions and reconciliations of certain financial and subscriber metrics, please see pages 8-11.

Unitymedia KabelBW Operating Statistics Summary*

	As of and for the three months ended September 30,
	2014	2013

Footprint
Homes Passed(6)	12,687,000	12,620,900
Two-way Homes Passed(7)	12,357,500	12,217,300

Subscribers (RGUs)(2)(8)
Analog Cable(9)	4,300,700	4,413,500
Digital Cable(10)	2,263,800	2,214,300
Total Video	6,564,500	6,627,800

Internet(11)	2,818,100	2,490,700
Telephony(12)	2,683,000	2,444,500
Total RGUs	12,065,600	11,563,000

Q3 organic RGU net additions (losses)
Analog Cable	(26,600)	(31,000)
Digital Cable	7,800	9,300
Total Video	(18,800)	(21,700)

Internet	76,700	86,900
Telephony	63,100	59,100
Total RGUs	121,000	124,300

Penetration
Digital Cable as % of Total Video Subs(13)	34.5%	33.4%
Internet as % of Two-way Homes Passed(14)	22.8%	20.4%
Telephony as % of Two-way Homes Passed(14)	21.7%	20.0%

Customer relationships(8)
Customer Relationships(15)	7,103,300	7,070,900
RGUs per Customer Relationship	1.70	1.64

Customer bundling
Single-Play	60.8%	64.7%
Double-Play	8.5%	7.2%
Triple-Play	30.7%	28.1%

ARPU(3)
Q3 Monthly ARPU per Customer Relationship	€21.62	€20.47

Mobile statistics
Mobile subscribers(16)	296,100	196,900
_____________________________
* For footnote disclosure, please refer to pages 10-11.

Subscriber Statistics and Commercial Development

At September 30, 2014, our 7.1 million customers subscribed to a total of 12.1 million services that consisted of 6.6 million video, 2.8 million broadband internet and 2.7 million telephony subscriptions. We delivered 372,000 organic RGU additions in the first nine months of 2014, including 121,000 during Q3. The Q3 2014 total RGU growth was in line with the corresponding prior year period RGU growth of 124,000. As of September 30, 2014, approximately 31% of our customers subscribed to triple-play bundles, while 9% subscribed to double-play offerings. The remaining 60% or 4.3 million customers only subscribe to a single-play service, representing a significant upsell opportunity.

Our growth strategy remains focused on migrating existing basic cable customers into higher-value triple- or quad-play bundles. Our powerful core bundle with 120 Mbps broadband internet download speed offers seven times the speed of any standard DSL connection, unlimited calls to German landlines and access to our Horizon TV platform via set-top box or any portable device with over 85 channels, of which 24 are in high definition quality.

We significantly enhanced our video entertainment products during the course of the year as we expanded the number of HD channels and video-on-demand ("VoD") titles and launched Horizon TV in connection with our multi-screen service "Horizon Go", which includes out-of-home viewing capabilities. These enhancements helped us implement certain basic video price increases in September, such as raising the standard rate card of multi-dwelling unit ("MDU") contracts across both footprints. In addition, as of September 1, we raised the basic cable price by €1 to €18.90 per month for existing and new SDU customers within our Unitymedia footprint, followed by an equal SDU price increase in our KabelBW footprint effective November 1. Helped by the recent value enhancements to our video products and positive RGU additions in our MDU base this quarter, our video attrition of 19,000 RGUs during Q3 was modest and even slightly improved versus Q3 2013, a period in which we did not increase video rates.

Our next-generation Horizon TV platform continued to drive demand for our triple-play bundles. Our 39,000 Horizon TV subscriber additions in our Unitymedia footprint during Q3 were 5,000 higher than the Q2 additions and resulted in a September 30, 2014 Horizon TV subscriber base of over 170,000 subscribers. We successfully rolled-out a software update during October that further improved the functionality of the Horizon TV box making navigation and usage easier for consumers. On November 3, we extended our Horizon TV platform and related triple-play bundles to our KabelBW footprint allowing us to offer our core acquisition portfolio in both footprints. During the quarter, we also added more value to our "Horizon Go" product, which now offers over 100 linear video channels, including a growing number that are available out-of-home, along with access to up to 10,000 VoD titles.

On the broadband front, we increased our maximum download speed from 150 Mbps to 200 Mbps across our 97% upgraded footprint in November, which is twice as fast as the incumbent´s current VDSL vectoring speed plans. Our combined broadband internet and telephony base grew by 140,000 RGUs during Q3 2014, a 16,000 increase over our Q2 RGU additions. Due to the success of our summer campaigns, we experienced an improved sales mix in our bundled subscriptions on a sequential basis, as new subscribers purchased more mid-tier, as opposed to entry-tier, products. Over 60% of new broadband internet subscribers added in Q3 took speeds of 100 Mbps or higher. As higher available speeds drive a better user experience, the average broadband consumption per customer has reached approximately 50 GB per month in Q3, up 54% year-over-year.

Financial Results

Preliminary Unaudited Selected Financial Results for the Three and Nine Months Ended September 30, 2014 and 2013 Based on EU-IFRS*

	Three months ended September 30,
	2014	2013	Change
	in millions

Revenue	€509.5	€484.6	5%

Adjusted EBITDA	€319.0	€295.7	8%

Property, equipment and intangible asset additions	€119.0	€156.4	(24%)

As % of Revenue
Adjusted EBITDA	62.6%	61.0%	160bp
Property, equipment and intangible asset additions	23.4%	32.3%	(890bp)

	Nine months ended September 30,
	2014	2013	Change
	in millions

Revenue	€1,521.8	€1,433.2	6%

Adjusted EBITDA	€947.2	€851.2	11%

Property, equipment and intangible asset additions	€360.0	€363.9	(1%)

As % of Revenue
Adjusted EBITDA	62.2%	59.4%	280bp
Property, equipment and intangible asset additions	23.7%	25.4%	(170bp)
_____________________________

*	International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

Revenue for the three and nine months ended September 30, 2014 increased 5% to €510 million and 6% to €1,522 million, respectively, as compared to the corresponding prior year periods. This year-over-year growth was primarily due to (i) RGU growth and (ii) higher ARPU from internet and digital cable services, partially offset by lower telephony usage as well as lower interconnection revenue. The year-to-date revenue result was positively impacted by a €9 million nonrecurring network usage settlement during Q1 2014, of which €8 million improved our Adjusted EBITDA during that period.

Adjusted EBITDA for the three and nine months ended September 30, 2014 increased 8% to €319 million and 11% to €947 million, respectively, as compared to the corresponding prior year periods. The growth in our Adjusted EBITDA is the result of the net positive impact of the revenue drivers noted above and a significant year-over-year margin(17) expansion that was largely attributable to continued tight cost controls.

Property, equipment and intangible asset additions for the three months ended September 30, 2014 were 23% of revenue, as compared to 32% of revenue for the three months ended September 30, 2013. The material decline is primarily driven by lower customer premises equipment ("CPE") spend as the prior year period was impacted by the purchase of Horizon TV set-top boxes in advance of the launch in our Unitymedia footprint. On a year-to-date basis, property, equipment and intangible asset additions declined to €360 million or 24% of revenue, as compared to €364 million or 25% of revenue for the nine months ended September 30, 2013. The year-over-year decrease in both absolute and percentage terms was primarily driven by the prior year CPE impact mentioned above, largely offset by higher expenditures for scalable infrastructure as well as software, licenses and support capital as a result of the KabelBW IT integration.

Capital Resources

The following table details the euro equivalent of our consolidated third-party debt as of September 30, 2014:

Description	Maturity date	Interest rate	Nominal value	Carrying value
			in millions
Super Senior Revolving Credit Facility	Dec. 31, 2020	Euribor + 2.25%	€80.0	€—
Revolving Credit Facility	Dec. 31, 2020	Euribor + 2.75%	€420.0	€—
UM Euro Senior Secured Exchange Notes	March 15, 2019	7.500%	€735.1	€739.6
UM Dollar Senior Secured Exchange Notes	March 15, 2019	7.500%	$459.3	€368.2	(18)
September 2012 UM Senior Secured Notes	Sept. 15, 2022	5.500%	€650.0	€650.0
December 2012 UM Dollar Senior Secured Notes	Jan. 15, 2023	5.500%	$1,000.0	€791.8	(18)
December 2012 UM Euro Senior Secured Notes	Jan. 15, 2023	5.750%	€500.0	€500.0
January 2013 UM Senior Secured Notes	Jan. 21, 2023	5.125%	€500.0	€500.0
April 2013 UM Senior Secured Notes	Apr. 15, 2023	5.625%	€350.0	€350.0
November 2013 UM Senior Secured Notes	Jan. 15, 2029	6.250%	€475.0	€475.0
2009 UM Senior Notes	Dec. 1, 2019	9.625%	€665.0	€655.1
UM Senior Exchange Notes	March 15, 2021	9.500%	€618.0	€616.6
_____________________________
For footnote disclosure, please refer to pages 10-11.

At September 30, 2014, cash and cash equivalents were €13 million, capital-related vendor financing arrangements were €79 million and our finance lease obligations were €5 million, resulting in total third-party net debt(19) of €5,749 million. Our net debt decreased by €15 million as compared to June 30, 2014, primarily due to the repayment of €80 million that was drawn on the revolving credit facilities and decreases in accrued interest due to timing of interest payments, partially offset by the strengthening of the U.S. dollar relative to the euro during the quarter. We use derivative instruments to synthetically convert our U.S. dollar debt to euro debt, and to fix our interest rates.

Based on the results for Q3 2014 and subject to the completion of our Q3 2014 reporting requirements, (i) the ratio of Senior Secured Debt to Annualized EBITDA (last two quarters annualized) was 3.42x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.45x, each as defined and calculated in accordance with our Revolving Credit Facility.

In July we cancelled both of our revolving credit facilities and entered into two new revolving credit facilities that mature on December 31, 2020 and bear interest at lower rates than the former facilities. As part of this refinancing activity we upsized the Revolving Credit Facility from €338 million to €420 million.

Subsequent to quarter-end, we issued $900 (€713) million of new senior bonds with an interest coupon of 6.125% per annum at the Unitymedia KabelBW GmbH level in October, maturing January 15, 2025. The proceeds will be used to redeem our €665 million 2009 UM Senior Notes yielding 9.625% and pay related call premium and transaction costs. Pro forma for this transaction, our fully-swapped debt borrowing cost(20) improved to 6.4%, compared to 7.2% at Q3 2013 and our average tenor is now approximately 8 years.

About Unitymedia KabelBW

Unitymedia KabelBW is the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse and Baden-Württemberg and is a wholly-owned subsidiary of Liberty Global. We market our services under two commercial brands, Unitymedia and Kabel BW. We provide analog and digital cable television services as well as internet and telephony services to our 7.1 million customers who reside in our fiber-rich footprint. As of September 30, 2014, Unitymedia KabelBW served approximately 6.6 million video subscribers, 2.8 million internet subscribers and 2.7 million fixed-line telephony subscribers over a broadband communications network that passed approximately 12.7 million homes. More information on Unitymedia KabelBW can be found at www.umkbw.de.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global’s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 49 million television, broadband internet and telephony services at September 30, 2014. Liberty Global’s consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global’s operations also include Liberty Global Business Services, its commercial division, and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com.

Disclaimer

This investor release contains forward-looking statements, including statements regarding our operating, strategic and financial momentum, our 2014 and future prospects, including our Adjusted EBITDA growth and our property equipment and intangible asset additions as a percentage of revenue, and our continued ability to increase our organic RGU additions and further grow the penetration of bundled product offerings; our assessment of the expected impact of the launch of our advanced products and services, including the Horizon TV platform and our 200 Mbps broadband products; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers, the effects of changes in laws or regulation or in consumer television viewing preferences and habits, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including its most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Our financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under generally accepted accounting principles in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Liberty Global		Corporate Communications – Unitymedia KabelBW
Oskar Nooij	+1 303.220.4218	Katrin Köster	+49 221.8462.5159
Christian Fangmann	+49 221.8462.5151
John Rea	+1 303.220.4238

Reconciliation Based on EU-IFRS

	Three months ended September 30,
	2014	2013
	in millions
Adjusted EBITDA	€319.0	€295.7

Depreciation and amortization	(178.6)	(173.4)
Impairment, restructuring and other operating items, net	3.7	(4.8)
Share-based compensation	(0.7)	(0.6)
Related-party fees and allocations(21)	(31.0)	(17.8)
Earnings before interest and taxes ("EBIT")	112.4	99.1

Net financial and other expense	(139.0)	(124.9)
Income tax expense	(8.5)	(2.0)
Net loss	€(35.1)	€(27.8)

	Nine months ended September 30,
	2014	2013
	in millions
Adjusted EBITDA	€947.2	€851.2

Depreciation and amortization	(532.7)	(502.2)
Impairment, restructuring and other operating items, net	1.1	(8.5)
Share-based compensation	(1.9)	(1.3)
Related-party fees and allocations	(79.9)	(54.2)
EBIT	333.8	285.0

Net financial and other expense	(406.2)	(456.1)
Income tax expense	(13.3)	(51.0)
Net loss	€(85.7)	€(222.1)

Property, Equipment and Intangible Asset Additions

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,
	2014	2013
	in millions

Customer premises equipment	€25.6	€60.8
Scalable infrastructure	15.7	13.0
Line extensions / new build	9.7	10.6
Upgrade / rebuild / network improvement	33.3	34.1
Support capital	6.0	6.9
Capitalized subscriber acquisition costs	19.2	18.0
Software and licenses	9.5	13.0
Property, equipment and intangible asset additions	119.0	156.4

Assets acquired under capital-related vendor financing arrangements	(24.1)	(11.3)
Changes in liabilities related to capital expenditures (including related-party)	0.9	(26.4)
Total capital expenditures	€95.8	€118.7

	Nine months ended September 30,
	2014	2013
	in millions

Customer premises equipment	€78.3	€99.3
Scalable infrastructure	44.9	38.2
Line extensions / new build	31.9	32.5
Upgrade / rebuild / network improvement	99.9	101.3
Support capital	18.5	13.6
Capitalized subscriber acquisition costs	54.0	52.0
Software and licenses	32.5	27.0
Property, equipment and intangible asset additions	360.0	363.9

Assets acquired under capital-related vendor financing arrangements	(65.0)	(19.7)
Changes in liabilities related to capital expenditures (including related-party)	18.2	(32.4)
Total capital expenditures	€313.2	€311.8

Footnotes

(1)
Unitymedia KabelBW is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). The financial information contained herein is preliminary and subject to change. A copy of this investor release is available on the websites of Unitymedia KabelBW (www.umkbw.de) and Liberty Global (www.libertyglobal.com). In addition, Unitymedia KabelBW’s Q3 2014 unaudited condensed consolidated financial statements are expected to be posted to both websites prior to the end of November 2014.

(2)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber (as defined and described below). A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts.

(3)
ARPU per Customer Relationship (as defined and described below) refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from carriage, interconnection, installation, late fees and mobile) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(4)
Adjusted EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes, depreciation and amortization. As we use the term, Adjusted EBITDA is defined as EBITDA before share-based compensation, impairment, restructuring and other operating items and related-party fees and allocations, net. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted EBITDA to net loss is presented on page 8.

(5)	Property, equipment and intangible asset additions include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions.

(6)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(7)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(8)
Our business-to-business (“B2B”) revenue is primarily derived from small office/home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet and telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in our RGU and customer counts, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

(9)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count also includes subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are unencrypted.

(10)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 9 above, Basic Digital Cable Subscribers are not included in our Digital Cable Subscriber count.

(11)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. In our Unitymedia footprint, we offer a low-speed wholesale internet service to housing associations on a bulk basis. As of September 30, 2014, our Internet Subscribers include approximately 7,900 subscribers within such housing associations who have requested and received a modem that enables the receipt of this low-speed wholesale internet service.

(12)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony Subscribers exclude mobile telephony subscribers.

(13)	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

(14)	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

(15)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(16)
Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service. The change in our mobile subscribers includes a non-organic reduction of 2,000 to remove services provided to employees.

(17)	We define Adjusted EBITDA margin to mean Adjusted EBITDA as a percentage of revenue.

(18)	Based on a EUR/USD exchange rate of 1.2629 as of September 30, 2014.

(19)
Net debt represents the net carrying value of debt, including capitalized transaction costs, discounts, premiums and accrued interest, capital-related vendor financing arrangements, less cash and cash equivalents. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(20)
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

(21)	Represents charges from parent for general support and administration services rendered.